UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2015

NEPHROGENEX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36303	20-1295171
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Beechleaf Court Suite 900 Raleigh, NC	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 986-1780

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
Effective November 10, 2015, the Board of Directors (the “Board”) of NephroGenex, Inc. (the “Company”), following the approval and recommendation from the Compensation Committee of the Board, approved awards of restricted stock units (each, an “RSU” and, collectively, the “RSUs”) to members of the Company’s senior management, including 646,930 RSUs for Pierre Legault, the Company’s President and Chief Executive Officer, 136,381 RSUs for John Hamill, the Company’s Chief Financial Officer, and 97,306 RSUs for Jaikrishna Patel, the Company’s Chief Medical Officer, under the Company’s Amended and Restated 2007 Equity Incentive Plan, as amended (the “Plan”). Each award was made pursuant to a restricted stock unit agreement with the applicable officer under the Plan in the form approved by the Compensation Committee (the “RSU Agreement”).
The RSUs will vest, provided that the applicable officer continues to provide services to the Company, in equal quarterly installments on the first day of each calendar quarter, beginning on January 1, 2016 and continuing for 11 additional quarters thereafter, provided that the number of shares vesting on each date shall be rounded down to the nearest whole number, whilst the number of shares vesting on the final date shall be the remaining unvested balance of the RSUs.
Each RSU represents the right to receive one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) upon the vesting of the RSU, subject to the terms and conditions set forth in the Plan and the RSU Agreement. The RSUs are not eligible for dividend equivalents or voting rights until the issuance of the underlying shares of Common Stock to the applicable officer following the vesting of the RSUs.
The foregoing description of the RSU Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, the form of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
 Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Form of Restricted Stock Unit Agreement under the Company's Amended and Restated 2007 Equity Incentive Plan, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEPHROGENEX, INC.

Date: November 13, 2015	/s/ Pierre Legault
Pierre Legault Chief Executive Officer

3